UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 10, 2016

Commission File Number	Exact Name of Registrants as Specified in their Charters, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number
1-14201	SEMPRA ENERGY (A California Corporation) 488 8th Avenue San Diego, California 92101 (619) 696-2000	33-0732627

1-01402	SOUTHERN CALIFORNIA GAS COMPANY (A California Corporation) 555 West Fifth Street Los Angeles, California 90013 (213) 244-1200	95-1240705

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Pay Agreements
As previously announced, on September 8, 2016, the Sempra Energy Board of Directors (the “Board”) appointed (i) Dennis V. Arriola as the Executive Vice President - Corporate Strategy and External Affairs (he currently serves as Chief Executive Officer and Chairman and a Director of Southern California Gas Company, an indirect subsidiary of Sempra Energy), (ii) Steven D. Davis as the Corporate Group President - Utilities (he currently serves as Executive Vice President - External Affairs and Corporate Strategy of Sempra Energy), and (iii) Jeffrey Walker Martin as the Executive Vice President and Chief Financial Officer (he currently serves as the President, Chief Executive Officer and Chairman and a Director of San Diego Gas & Electric Company, an indirect subsidiary of Sempra Energy), in each case with such appointment effective January 1, 2017. In connection with these appointments, on November 10, 2016 the Compensation Committee of the Board approved new severance pay agreements for each executive, effective as of January 1, 2017 (each an “Agreement”).
The initial term of each Agreement is three years, after which the Agreement is subject to automatic one-year extensions on each anniversary of the effective date of the Agreement, unless Sempra Energy or the executive elects not to extend the term.  If Sempra Energy gives written notice of termination to the executive (i) at a time when Sempra Energy is party to an agreement that, if consummated, would constitute a “Change in Control” (as defined in the Agreement, which definition is the same in all material respects with the definition of Change in Control contained in each executives' existing severance pay agreement), or (ii) less than two years after a Change in Control, the term of the Agreement would be automatically extended until the later of (i) the date that is one year after the anniversary of the effective date that follows such written notice or (ii) the second anniversary of the date of the Change in Control.
The Agreement provides severance benefits to the executive in the event that Sempra Energy terminates his employment other than for “cause” (as defined below), death or disability, or if he resigns for “good reason” (as defined below) (each, an “involuntary termination”).
In the event of an involuntary termination prior to a Change in Control, the executive’s severance benefits would include:  (i) a lump sum cash severance payment equal to the greater of one times (one-half times under each executive’s existing severance pay agreement) a percentage (170% for Mr. Arriola, 180% for Mr. Davis, and 180% for Mr. Martin) of his annual base salary as in effect on the date of his termination of employment, or one times (one-half times under each executive’s existing severance pay agreement) the sum of his annual base salary as in effect on the date of his termination of employment plus his “average annual bonus” (as defined below); (ii) continuation of group medical benefits for a period of twelve months (six months under each executive’s existing severance pay agreement); (iii) outplacement services for a period of up to 24 months (18 months under each executive’s existing severance pay agreement), subject to a $50,000 cap; (iv) financial planning services for a period of 24 months (18 months under each executive’s existing severance pay agreement), subject to a $25,000 annual cap; (v) reimbursement of legal fees in connection with a dispute arising under the Agreement relating to his involuntary termination or rights under the Agreement subject to certain requirements; (vi) retention of all rights to equity-based compensation awards to the extent set forth in the applicable plans and award agreements; and (vii) payment of accrued but unpaid obligations. The percentage of annual base salary set forth above in this paragraph for each executive in effect under his existing severance pay agreement is 160% for Mr. Arriola, 150% for Mr. Davis and 160% for Mr. Martin.
In the event of an involuntary termination on or within two years after a Change in Control, the executive’s severance benefits would include:  (i) two times the lump sum cash severance payment noted above (one times under each executive’s existing severance pay agreement), provided that the executive’s base salary for this purpose will be the greater of his salary at the time of termination or immediately prior to the Change in Control; (ii) an additional lump sum cash payment equal to the greater of a percentage (70% for Mr. Arriola, 80% for Mr. Davis, and 80% for Mr. Martin) of his annual base salary as in effect immediately prior to the date of the Change in Control or termination of employment, whichever is greater, or his “average annual bonus,” in either case, multiplied by a proration fraction based on the number of days from the beginning of such fiscal year to and including the date of his termination of employment; (iii) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and any restrictions on the awards would automatically lapse; (iv) a supplemental retirement benefit equal to the present value of his benefits under Sempra Energy’s Supplemental Executive Retirement Plan, determined by crediting additional months of service equal to the number of full calendar months from the date of termination of employment until the date he would have attained age 62, and applying certain other factors and assumptions; (v) continuation of life, disability, accident and group medical benefits for a period of 24 months; (vi) outplacement services for a period of up to 36 months (24 months under each executive’s existing severance pay agreement), subject to a $50,000 cap; (vii) financial planning services for a period of 36 months (24 months under each executive’s existing severance pay agreement), subject to a $25,000 annual cap; (viii) reimbursement of legal fees, as described above; and (ix) payment of accrued but unpaid obligations. The percentage of annual base salary set forth above in this paragraph for each executive in effect under his existing severance pay agreement is 60% for Mr. Arriola, 50% for Mr. Davis and 60% for Mr. Martin.
The executive is required to sign a release in exchange for the severance payments and benefits under the Agreement.
The Agreement also provides that if the executive agrees to provide consulting services for two years after termination, abide by certain restrictive covenants regarding non-solicitation of employees and information confidentiality, and execute a release of claims in favor of Sempra Energy he would receive (i) an additional lump sum payment equal to the greater of a percentage (170% for Mr. Arriola, 180% for Mr.  Davis, and 180% for Mr. Martin) of his annual base salary as in effect on the date of his termination of employment, or his annual base salary as in effect on the date of his termination of employment plus his “average annual bonus,” and (ii) group medical benefits (life, disability, accident and group medical benefits if on or within two years of a Change in Control) for an additional one year period. The percentage of annual base salary set forth above in this paragraph for each executive in effect under his existing severance pay agreement is 160% for Mr. Arriola, 150% for Mr. Davis and 160% for Mr. Martin.
The Agreement does not provide for a tax gross-up for excise taxes that may be imposed on the executive under Section 4999 of the Internal Revenue Code.  The Agreement does, however, include a best pay limitation.  In the event that any payment or benefit to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then any cash severance benefit payable to the executive under the Agreement would be reduced by an amount equal to the greatest portion of such cash severance payment that, if paid, would result in no portion of any payment or distribution being subject to the excise tax.  However, the cash severance benefit would not be reduced if (i) the reduction in the cash severance payment is not sufficient to cause no portion of any payment or distribution to be subject to the excise tax, or (ii) the total amount of all payments and distributions that the executive would retain, on a net after-tax basis, assuming the cash severance payment is not reduced, would equal or exceed 105% of the payments and distributions that the executive would retain, on a net after-tax basis, assuming the cash severance payment is reduced.
The following definitions apply to these Agreements.
“Average annual bonus” generally is defined in the Agreements as the average of the executive’s annual bonuses from Sempra Energy with respect to the three (3) fiscal years of Sempra Energy ending immediately preceding the date of the termination of employment.
“Cause” generally is defined in the Agreements as the executive’s willful and continued failure to substantially perform his duties to Sempra Energy (other than from an executive’s incapacity due to physical or mental illness) or the commission of one or more acts of moral turpitude that constitute a violation of law. Prior to a Change in Control, “Cause” also includes the grossly negligent performance of the executive’s duties or gross insubordination.
“Good reason” prior to a Change in Control generally is defined in the Agreements to include the assignment of duties materially inconsistent with those appropriate to a senior executive within Sempra Energy; a material reduction in the executive’s overall standing and responsibilities within Sempra Energy, but not including a mere change in title or transfer within Sempra Energy that does not adversely affect his overall status within Sempra Energy; a material reduction in the executive’s aggregate annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank; or Sempra Energy’s failure to pay certain compensation and benefits, perform certain obligations under the Agreement or comply with material provisions of the Agreement.  Following a Change in Control, “good reason” generally is defined to include an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines; reduction in the executive’s aggregate annualized compensation opportunities other than across-the-board reductions of less than 10% similarly affecting all similarly situated executives of comparable rank; relocation of the principal place of employment by more than 30 miles or a substantial increase in business travel obligations; or Sempra Energy’s failure to pay certain compensation and benefits, perform certain obligations under the Agreement or comply with material provisions of the Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

SEMPRA ENERGY (Registrant)
November 15, 2016	By: /s/ Trevor I. Mihalik
Trevor I. Mihalik Senior Vice President, Controller and Chief Accounting Officer

SOUTHERN CALIFORNIA GAS COMPANY (Registrant)
November 15, 2016	By: /s/ Bruce A. Folkmann
Bruce A. Folkmann Vice President, Controller and Chief Financial Officer

6